Results of ATHOS-3 Phase 3 Study of LJPC-501 Published in The New England Journal of Medicine SAN DIEGO – May 21, 2017 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) (La Jolla) today announced that results of the ATHOS-3 (Angiotensin II for the Treatment of High-Output Shock) Phase 3 study of LJPC-501 (angiotensin II) have been published online by The New England Journal of Medicine (NEJM). The article, entitled “Angiotensin II for the Treatment of Vasodilatory Shock,” also will be published in the May 25, 2017 print issue of NEJM. “There is a major need for new treatment options for critically ill patients who do not adequately respond to available vasopressors,” stated Rinaldo Bellomo, M.D., Professor of Intensive Care Medicine at University of Melbourne and Director of Intensive Care Research at Austin Health. “In ATHOS-3, angiotensin II was shown to raise blood pressure with no increase in overall adverse events as compared to placebo in this highly treatment-resistant patient population. The effect of angiotensin II resulted in reduced use of other vasopressors. If approved, angiotensin II, in combination with other vasopressors, may allow clinicians to leverage all three major physiologic systems that regulate blood pressure.” The analysis of the primary efficacy endpoint of ATHOS-3, defined as the percentage of patients achieving a mean arterial pressure (MAP) ≥ 75 mmHg or a 10 mmHg increase from baseline MAP at 3 hours following the initiation of study treatment without an increase in standard-of-care vasopressors, was statistically significant: 23.4% of the 158 placebo-treated patients achieved the pre-specified blood pressure response, compared to 69.9% of the 163 angiotensin II-treated patients (p<0.001). In addition, a trend toward longer survival was observed for angiotensin II-treated patients (22% reduction in mortality risk through day 28; hazard ratio=0.78 [CI: 0.57, 1.07; p=0.12]). In this critically ill patient population, 91.8% of placebo-treated patients experienced at least one adverse event, compared to 87.1% of angiotensin II-treated patients, and 21.5% of placebo-treated patients discontinued treatment due to an adverse event, compared to 14.1% of angiotensin II-treated patients. The NEJM article can be found here and its Supplementary Appendix can be found here. About the ATHOS-3 Study The ATHOS-3 study was a multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical study of LJPC-501 in patients with catecholamine resistant hypotension (CRH), which is a severe form of vasodilatory shock. A total of 344 patients were randomized across nine countries, 321 of whom received study treatment and are included in the primary analysis. Patients were randomized 1:1 to receive either LJPC-501 or placebo on a background of standard-of-care vasopressors selected by the investigators. Randomized patients received their assigned treatment via continuous intravenous infusion. The primary efficacy endpoint was the percentage of patients achieving a mean arterial pressure (MAP) ≥ 75 mmHg or a 10 mmHg increase from baseline MAP at 3 hours following the initiation of study treatment without an increase in standard-of-care vasopressors. The study was conducted under a Special Protocol Assessment (SPA) agreed to with the U.S. Food and Drug Administration (FDA) in 2015. The SPA stipulates that a study of this size and design could provide sufficient safety and efficacy data and an adequate evaluation of the risk/benefit to the patients to support FDA review and consideration for marketing approval. La Jolla reported positive top-line results in February 2017. About LJPC-501 LJPC-501 is La Jolla’s proprietary formulation of synthetic human angiotensin II. Angiotensin II, the major bioactive component of the renin-angiotensin system, serves as one of the body’s central regulators of blood pressure. LJPC-501 is being developed for the treatment of patients with CRH. LJPC-501 is the first synthetic human angiotensin II product candidate to be tested in a Phase 3 study. About Catecholamine Resistant Hypotension Catecholamine resistant hypotension (CRH) is a life-threatening syndrome in patients with vasodilatory (also known as distributive) shock (dangerously low blood pressure with adequate cardiac function) who cannot achieve target mean arterial pressure (MAP) despite adequate fluid resuscitation and treatment with currently available vasopressors (catecholamines and/or vasopressin). There are approximately 500,000 distributive shock cases in the United States per year, an estimated 200,000 of which develop CRH. More than 50% of CRH patients die within 30 days. About La Jolla Pharmaceutical Company La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla's proprietary formulation of synthetic human angiotensin II for the potential treatment of catecholamine resistant hypotension. LJPC-401 is La Jolla's proprietary formulation of synthetic human hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is La Jolla's next-generation gentamicin derivative program that is focused on the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com. Forward Looking Statement Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors, that may cause actual results to be materially different from those anticipated by the forward-looking statements. The company cautions readers not to place undue reliance on any such forward- looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing of the planned NDA submission for LJPC-501 and prospects for approval of LJPC-501 by the FDA and the other regulatory authorities; risks relating to the scope of product labels (if approved) and potential market sizes, as well as the broader commercial opportunity; the anticipated timing for regulatory actions; and the success of future development activities; potential indications for which the company’s product candidates may be developed. The company expressly disclaims any intent to update any forward-looking statements to reflect the outcome of the consequent events. Company Contacts Sandra Vedrick Associate Director, Investor Relations & Human Resources La Jolla Pharmaceutical Company Phone: 858-256-7910 Email: svedrick@ljpc.com and Dennis M. Mulroy Chief Financial Officer La Jolla Pharmaceutical Company Phone: 858-433-6839 Email: dmulroy@ljpc.com Media Contact Matt Middleman, M.D. LifeSci Public Relations Phone: 646-627-8384 Email: matt.middleman@lifescipublicrelations.com